EXHIBIT 10.4

CAMPBELL, CILLUFFO & FURLOW, LLC

815 KING STREET, SUITE 211

ALEXANDRIA, VIRGINIA 22314

June 10, 2005

Mr. Glenn L. Argenbright

President and CEO

SAFLINK Corporation

777 108th Avenue NE

Suite 2100

Bellevue, Washington 98004

Dear Mr. Argenbright:

This letter of agreement is between SAFLINK Corporation (SAFLINK) and Campbell, Cilluffo & Furlow, LLC (Consultant) and is to confirm in writing the identity of our client, the nature of our undertaking on behalf of our client and payment arrangements with respect to our services.

Consultant agrees to meet and/or communicate regularly and on a mutually agreeable schedule with designated SAFLINK executives to assist in the development of long and short-term marketing and business strategies by:

•	Increasing awareness and understanding of homeland security policies, procedures and programs emanating from or affecting federal, state, local, and tribal governments, as well as the private sector and international bodies;

•	Collaborating on the development of effective outreach strategies that promote SAFLINK products and services among governments (federal/state/local/tribal), private sector organizations, relevant professional and trade associations, and other non-governmental entities;

•	Assisting in the identification of new, additional or unrecognized concepts and markets for SAFLINK products and services as well as potential teaming opportunities with other private sector entities (B2B).

Consultant cannot guarantee any particular outcome or result. Services are limited to consulting and will not include activities defined as lobbying under appropriate federal laws and regulations.

In consideration of such aforementioned consulting services rendered or to be rendered, SAFLINK will pay Consultant a retainer of $10,000 at the initiation of the agreement (first month retainer) and will pay $10,000 at the beginning of each subsequent month for the length of the agreement. In addition, each Principal—Duncan Campbell, Frank Cilluffo and Chris Furlow—will receive an option to purchase 10,000 shares of SAFLINK stock. These option grants will vest equally over the 6-month period of the initial consulting term, and are subject to SAFLINK Board approval.

SAFLINK agrees to reimburse Consultant for reasonable travel costs, conference registration fees and out-of-pocket expenses directly associated with Consultant’s work on behalf of SAFLINK.

In the event that Consultant facilitates the successful teaming of SAFLINK with another company to the benefit of SAFLINK, SAFLINK agrees to negotiate with Consultant an addendum to this letter of agreement that outlines an appropriate “success fee.”

All information that the Consultant presently has or may come into Consultant’s possession during the engagement relative to the business activities of SAFLINK which is of a proprietary or confidential nature, is and shall remain the property of SAFLINK. Consultant shall not, during the engagement or thereafter, disclose to others or use for the benefit of others or itself any such information so long as such information is treated as proprietary or confidential by SAFLINK.

This agreement is intended for the sole and exclusive benefit of SAFLINK and Consultant and shall be governed by the laws of the Commonwealth of Virginia.

The term of this agreement shall commence as of June 10, 2005 and shall continue through December 10, 2005 unless SAFLINK or Consultant terminates the agreement upon 30 days’ advance written notice or the term is extended by mutual written agreement.

If the above is consistent with your understanding of the agreement between SAFLINK and Consultant, please sign below and return to:

Campbell, Cilluffo & Furlow, LLC

815 King Street, Suite 211

Alexandria, VA 22314

AGREED AND ACCEPTED:

By:		By:
	Jon Engman, CFO SAFLINK Corporation		J. Duncan Campbell III, Principal Campbell, Cilluffo & Furlow, LLC

Date:	6/10/05	Date: